Exhibit 28 (d) (4) under Form N-1A

Exhibit (10) under Item 601/Reg. S-K

4/24/20 – Name changed to Federated Hermes Core Trust

SUBADVISORY AGREEMENT

This Subadvisory Agreement (this “Agreement”) is entered into as of June 3, 2016, among Federated Investment Management Company, a Massachusetts business trust (the “Adviser”), Federated Core Trust (the “Trust”), on behalf of its series portfolio, the Emerging Markets Core Fund (the “Fund”), and Federated Investors (UK) LLP, a limited liability partnership incorporated in England and Wales (“Subadviser”).

WHEREAS, the Fund is a management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has entered into an Investment Advisory Contract, dated February 10, 2016, with Adviser (as may be amended and supplemented from time-to-time, the “Advisory Contract”), pursuant to which Adviser has agreed to provide certain investment management services to the Fund, a copy of which has been provided to the Subadviser;

WHEREAS, pursuant to the authority granted to the Adviser in the Advisory Contract, Adviser desires to retain Subadviser to furnish investment advisory services to the Fund, and Subadviser is willing to furnish such services to the Fund in such capacity; and

WHEREAS, the trustees of the Trust (the “Trustees”), including a majority of the Trustees who are not “interested persons” (as such term is defined below) of any party to this Agreement, have each consented to such an arrangement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

SECTION 1.            APPOINTMENT OF SUBADVISER; COMPENSATION

SECTION 1.1.          Appointment as Subadviser.

Subject to and in accordance with the provisions hereof, Adviser hereby appoints Subadviser as a discretionary investment subadviser to perform the various investment advisory and other services to the Fund set forth herein and in the Fund’s registration statement, as amended (the “Registration Statement”) and, subject to the restrictions set forth herein, hereby delegates to Subadviser the authority vested in Adviser pursuant to the Advisory Contract to the extent necessary to enable Subadviser to perform its obligations under this Agreement. For purposes of this Agreement, “Affiliates” shall mean Subadviser and any subsidiary, holding company or member of any of the Subadviser, and any investment fund or other collective investment scheme (of any nature) for which any of the foregoing shall act as investment adviser or investment manager.

SECTION 1.2.          Scope of Investment Authority

(a)               Subject to the supervision of the board of Trustees of the Trust (the “Board”) and Adviser, Subadviser will manage the investments and determine the composition of the assets of the Fund on a discretionary basis and provide the services under this Agreement in accordance with the Fund’s investment objective or objectives, policies, and restrictions as stated in the Registration Statement, copies of which shall be sent to Subadviser by the Adviser prior to the commencement of this Agreement and promptly following any amendment. In the event Adviser determines that Subadviser is unable by an event or circumstance to fulfill its responsibilities under this Agreement, including, but not limited to, a result of force majeure, loss of regulatory permission, loss of key personnel, and subject to approval of the Board and notice to Subadviser, the Adviser or any if its affiliates reserves the right and retains its complete authority immediately to assume direct responsibility for any function delegated to Subadviser under this Agreement. For the avoidance of doubt nothing in this clause restricts Adviser from exercising its complete authority to assume direct responsibility for any function delegated to Subadviser.

(b)               The parties agree that, for so long as this Agreement shall remain in effect, Subadviser shall exercise discretionary investment authority over the manner in which the Fund’s assets are invested without obtaining any further approval or consent from the Board or Adviser; provided that the Board and Adviser shall at all times have the right to monitor the Fund’s investment activities and performance, require Subadviser to make reports, and give explanations as to the manner in which the Fund’s assets are being invested.

(c)               Adviser shall notify Subadviser from time to time of the institutions which shall hold the Fund’s cash and assets and act as custodian or sub-custodian (collectively the “custodians(s)”). Adviser understands and acknowledges that (i) Subadviser shall at no time have custody or physical control of the assets of the Fund, (ii) Subadviser shall give instructions to the custodian(s), in writing or orally, and (iii) Adviser shall instruct the custodian to provide Subadviser with such periodic reports concerning the status of the Fund as Subadviser may reasonably request from time to time. Adviser will not change the custodian(s) without giving Subadviser reasonable prior notice of its intention to do so together with the name and other relevant information with respect to the new custodian(s).

(d)       The parties agree that, upon receipt of instructions from Subadviser, Adviser shall be responsible for placing orders or otherwise communicating trade instructions with brokers and counterparties on behalf of the Fund. Notwithstanding the foregoing, Subadviser may place orders and communicate trade instructions with brokers or counterparties upon request of Adviser.

SECTION 1.3.          Governing Documents.

Adviser will provide Subadviser with copies of (i) , the Trust’s Agreement and Declaration of Trust and By-laws, as currently in effect, (ii) the Fund’s current Registration Statement and any amendments thereto, and (iii) any instructions, investment policies or other restrictions adopted by the Trustees or Adviser supplemental thereto. Adviser will provide Subadviser with such further documentation and information concerning the investment objectives, policies and restrictions applicable to the Fund as Subadviser may from time to time reasonably request or as may be required in order to fulfill its duties and obligations hereunder.

SECTION 1.4.          Compensation.

Adviser shall compensate Subadviser for the services it performs on behalf of the Fund in accordance with the terms set forth in Appendix A to this Agreement. Subadviser’s fee shall be paid monthly and, within fifteen business days of the end of each calendar month, Adviser shall transmit to Subadviser the fee for such month. Payment shall be made in U.S. dollars and sent by federal funds wired to a bank account designated by Subadviser. If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. Subadviser agrees to look exclusively to Adviser, and not to any assets of the Trust or Fund, for the payment of Subadviser’s fees arising under this section.

SECTION 1.5.          Costs and Expenses.

Subject to Section 2.3 herein, Subadviser shall be entitled to prompt reimbursement from Fund or Adviser for all out-of-pocket expenses incurred in connection with the performance of its obligations hereunder, to the extent Subadviser incurs any costs by assuming expenses which are an obligation of the Fund or Adviser, except to the extent Subadviser has otherwise agreed to bear such expenses. Subadviser shall not cause the Fund or Adviser to incur any expenses, other than those reasonably necessary for Subadviser to fulfill its obligations under this Agreement, unless Subadviser has first notified Adviser of its intention to do so.

SECTION 2.            SERVICES TO BE PERFORMED BY SUBADVISER

SECTION 2.1.          Investment Advisory Services.

(a)               In fulfilling its obligations under this Agreement, Subadviser will:

(i)            obtain and evaluate pertinent economic, statistical, financial and other information affecting individual companies or industries the securities of which are included in the Fund’s portfolio or are under consideration for inclusion in the Fund’s portfolio;

(ii)            formulate and implement a continuous investment program for the Fund consistent with Subadviser’s investment strategy and the specific investment objectives and related investment policies for the Fund as described in the Registration Statement;

(iii)            take whatever steps Subadviser deems necessary or advisable in order to implement these investment programs by the purchase and sale of securities including, at the request of Adviser, the placing of orders for such purchases and sales;

(iv)            review and negotiate all securities documentation, and assist in the development of investment processes with Adviser regarding the operational flows and evaluation of investment opportunities;

(v)            regularly report to the Adviser and Trustees of the Trust with respect to the implementation of these investment programs; and

(vi)            provide assistance to the Adviser and Fund’s custodian regarding the fair value of securities held by the Fund for which market quotations are not readily available.

(b)               As set forth in Section 2.1(a)(iii) above, and to the extent Adviser requests that Subadviser execute trades on behalf of the Fund, Subadviser shall be permitted to place all orders for the purchase and sale of securities for the Fund’s accounts with brokers and dealers selected by Subadviser. Such brokers and dealers may include brokers or dealers that are “affiliated persons” (as such term is defined in the 1940 Act) of the Trust, Adviser or Subadviser, provided that Subadviser shall only place orders on behalf of the Fund with such affiliated persons in accordance with procedures adopted by the Trustees pursuant to Rule 17e-1 or as otherwise permitted under Section 17(e) of the 1940 Act. Subadviser shall use its best efforts to seek to execute portfolio transactions at prices that are advantageous to the Fund and at commission rates, if applicable, that are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or other accounts over which Subadviser or its Affiliates or affiliated persons exercise investment discretion or to which Subadviser or its Affiliates or affiliated persons provide investment advice. Subadviser is authorized to pay a broker or dealer who provided such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which Subadviser and its Affiliates or affiliated persons have in respect to accounts over which they exercise investment discretion. The Trustees shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods were reasonable in relation to the benefits to the Fund, and Subadviser shall provide any information requested by the Trustees for purposes of such review.

(c)               To the extent permitted by applicable laws and regulations, Subadviser may aggregate securities to be so purchased or sold on behalf of the Fund in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in the manner it considers to be the most equitable and consistent with its fiduciary obligation to the Fund and to such other clients.

(d)       Adviser acknowledges that the guidelines, percentage limitations and restrictions (if any) in the Registration Statement apply at the time of purchase only (except as otherwise required by applicable law, rules and regulations under the 1940 Act), and failure to comply with any specific guideline, percentage limitation or restriction contained therein because of events outside of Subadviser’s control (such as, but not limited to, market fluctuation, changes in the capital structure of any company included in the Fund’s portfolio, ratings agency or credit ratings changes or Fund share repurchases) will not be deemed a breach of the Registration Statement or this Agreement.

(e)       Subadviser may act and/or rely upon any written advice, certificate, notice, instruction, request or other paper or document received from Adviser that it, in good faith, believes to be genuine and to have been signed or presented by an authorized person or other proper party or parties, and may assume that any person purporting to give such advice or other paper or document has been duly authorized to do so unless contrary instructions have been delivered to Subadviser by the Fund or the Adviser. Any notice or instruction required to be in writing under this section may be provided via electronic mail at an address supplied by Subadviser.

SECTION 2.2.          Acknowledgements and consents

Each of the parties hereby acknowledges and consents to the following:

(a)       The services of Subadviser under this Agreement are not to be deemed exclusive and Subadviser shall be free to render similar services to others. Subadviser shall not be deemed to have notice of, or to be under any duty to disclose to the Fund or Trust, any fact or thing which may come to the notice of Subadviser or any member or representative of Subadviser in the course of Subadviser rendering similar services to others or in the course of its business in any capacity or in any manner whatsoever otherwise than in the course of carrying out its duties hereunder.

(b)        Adviser has received a copy of Part 2 of Subadviser’s Form ADV and confirms having read and understood the disclosures contained therein, including without limitation the sections setting forth the various procedures, understandings and conflicts of interest relating to the Fund and Subadviser’s relationship with its affiliates, and Adviser agrees that Subadviser’s services hereunder shall be subject to such procedures and understandings and conflicts of interest.

(c)        Adviser understands the investment strategy intended to be followed in respect of the Fund and hereby consents thereto and understands that Subadviser makes no representation as to the success of any investment strategy or security that may be recommended or undertaken by Subadviser with respect to the Fund.

SECTION 2.3.          Administrative and Other Services.

(a)               Subadviser will, at its expense, furnish (i) all necessary investment and management facilities, including salaries, draws or profit allocations of its personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the performance of its investment management services hereunder (excluding determination of net asset values and shareholder recordkeeping services).

(b)               Subadviser will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the rules thereunder. Subadviser agrees that such records are the property of the Trust, and such records will be surrendered to the Trust or Adviser or their designee promptly upon request, provided that Subadviser may maintain copies of all such records. Adviser shall be granted reasonable access to the records and documents in Subadviser’s possession relating to the Fund at all times.

(c)               Subadviser shall provide such information as is reasonably necessary to enable Adviser to prepare and update the Registration Statement (and any supplement thereto) and the Fund’s financial statements. Subadviser understands that the Fund and Adviser will rely on such information in the preparation of the Registration Statement and the Fund’s financial statements, and hereby covenants that any such information approved by Subadviser expressly for use in such registration and/or financial statements shall be true and complete in all material respects. Notwithstanding the foregoing, Adviser acknowledges and agrees that Subadviser is not responsible or liable for the information contained in the Registration Statement or the financial statements of the Fund except for information specifically relating to Subadviser or other information provided or approved by it.

SECTION 3.            COMPLIANCE; CONFIDENTIALITY

SECTION 3.1.          Compliance.

(a)               Subadviser will comply with (i) all applicable U.S. state and federal laws and regulations, and any applicable regulations of the UK Financial Conduct Authority governing the performance of Subadviser’s duties hereunder, (ii) the investment objective, policies and limitations, as provided in the Fund’s Registration Statement and other governing documents, as provided to Subadviser, and (iii) such instructions, policies and limitations relating to the Fund as the Trustees or Adviser may from time-to-time adopt and communicate in writing to Subadviser.

(b)               Subadviser will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of such code of ethics, evidence of its adoption and copies of any supplemental policies and procedures implemented to ensure compliance therewith.

(c)               Subadviser will promptly notify Adviser of any material violation of the laws, regulations, objectives, policies, limitations or instructions identified in paragraph (a) of this section or of its code of ethics with respect to the Fund.

(d)               As required by Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Subadviser has adopted written policies and procedures reasonably designed to prevent violation by it, or any of its supervised persons, of the Advisers Act and the rules under the Advisers Act and all other laws and regulations relevant to the performance of its duties under this Agreement. Subadviser has designated a chief compliance officer responsible for administering these compliance policies and procedures. The chief compliance officer at Subadviser's expense shall provide such written compliance reports relating to the operations and compliance procedures of Subadviser to Adviser and/or the Fund and their respective chief compliance officers as may be required by law or regulation or as are otherwise reasonably requested. Moreover, Subadviser agrees to use such other or additional compliance techniques as Adviser or the Board may reasonably adopt or approve, including written compliance procedures.

SECTION 3.2.          Confidentiality.

(a)               Subject to Section 3.2(b), the parties to this Agreement agree that each shall treat as confidential all information provided by a party to the others regarding such party’s business and operations. All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this Section 3.2 or which is required to be disclosed by any law or regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, any auditor, accountant or lawyer of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

(b)               Nothing in this Agreement is intended to limit or restrict Adviser or its affiliated persons from, or require written consent before, generally describing or discussing (whether orally or in writing), in the ordinary course of its business, (i) Adviser’s business relationship with Subadviser or the operation of such relationship or (ii) the attributes, characteristics, management and other information regarding Adviser and Subadviser, with clients or prospective clients (including the Board, shareholders and prospective shareholders of the Fund, financial intermediaries who distribute, or propose to distribute, the Fund, and rating services that rate or rank, or propose to rate or rank, the Fund) or the Fund in connection with the acquisition or disposal of investments and assets.

SECTION 3.3.          Disclosure about Subadviser

Subadviser has reviewed the most recent Amendment to the Registration Statement that contains disclosure about Subadviser, and represents and warrants that, with respect only to the disclosure expressly concerning Subadviser, its business, operations, members or employees, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which would be required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Subadviser further represents and warrants that it is a duly registered investment adviser under the Advisers Act and will maintain such registration so long as this Agreement remains in effect. Adviser hereby acknowledges that it has received a copy of the Subadviser's Form ADV, Part 2 prior to entering into this Agreement.

SECTION 4.            LIABILITY OF SUBADVISER

Notwithstanding anything herein to the contrary, neither Subadviser, nor any of its partners, members or employees, shall be liable to Adviser, the Trust or the Fund for any loss resulting from Subadviser’s acts or omissions as Subadviser to the Fund under this Agreement, except to the extent any such losses result from bad faith, willful misfeasance, reckless disregard or gross negligence on the part of Subadviser or any of its members or employees in the performance of Subadviser’s duties and obligations under this Agreement.

SECTION 5.            REGULATION

Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may reasonably request or require pursuant to applicable laws and regulations.

SECTION 6.            DURATION AND TERMINATION OF AGREEMENT

SECTION 6.1.          Effective Date; Duration; Continuance.

(a)               Subject to prior termination pursuant to Section 6.2 below, this Agreement shall begin as of the date of its execution and shall continue in effect for a period of two years from the date hereof and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees or by a vote of a majority of the outstanding voting securities of the Trust, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

(b)               Unless otherwise permitted under an exemptive order or other position issued by the U.S. Securities and Exchange Commission (the “Commission”), the required shareholder approval of this Agreement or any continuance of this Agreement, if required, shall be effective with respect to the Trust if a majority of the outstanding voting securities of the Fund votes to approve this Agreement or its continuance.

SECTION 6.2.          Termination and Assignment.

(a)               This Agreement may be terminated at any time, upon sixty days’ written notice, without the payment of any penalty, (i) by the Trustees, (ii) by the vote of a majority of the outstanding voting securities of the Fund; or (iii) by Adviser.

(b)               This Agreement may be terminated: (i) by Subadviser upon sixty days written notice to the Fund and Adviser if there is a material breach of this Agreement by Adviser, or (ii) by Adviser upon sixty (60) days’ notice to the Fund and Subadviser if there is a material breach of this Agreement by Subadviser; provided that, in the case of either clause (i) or (ii) immediately above being operative, such breach remains uncured for a period of 30 days after the breaching party receives written notice of such breach from the non-breaching party.

(c)               This Agreement will terminate automatically, without the payment of any penalty, (i) in the event of its assignment or (ii) in the event the Advisory Contract is terminated for any reason.

(d)               Termination of the appointment of Subadviser shall be without prejudice to any antecedent liability of any party hereunder (including, without limitation, any right to indemnity hereunder) and without prejudice to any provision deemed or intended to survive the termination of this Agreement including without limitation Section 4(b) and Section 3.

(e)       Termination will not in any event affect accrued rights (including without limitation any right to receive fees, costs or other expenses pursuant to the Agreement) or existing commitments, or contractual provisions intended to survive termination, and will be without penalty or other additional payment, save that the Fund will pay any additional expenses necessarily incurred by Subadviser in terminating this Agreement, and any losses necessarily realized in concluding outstanding transactions. Sections 4 and 8.7 will also survive termination of this Agreement.

SECTION 6.3.          Definitions.

The terms “registered investment company,” “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission.

SECTION 7.            REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 7.1.          Representations of Adviser.

Adviser represents, warrants and agrees that:

(a)               Adviser is a statutory trust duly established, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a material adverse effect on its business;

(b)               Adviser is duly registered as an “investment adviser” under the Advisers Act;

(c)               Adviser has been duly appointed by the Trustees and shareholders of the Fund to provide investment services to the Fund as contemplated by the Advisory Contract and is authorized to delegate any and all of its duties and obligations thereunder;

(d)               the execution, delivery and performance of this Agreement are within Adviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Adviser or under Adviser’s declaration of trust;

(e)               no consent of any applicable governmental authority or body is necessary for Adviser to enter into this Agreement, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with;

(f)                Adviser will promptly notify Subadviser in writing of the occurrence of any event which is likely to have a material impact on the performance of its obligations pursuant to this Agreement, including without limitation the existence of any pending or threatened audit, investigation, complaint, examination or other inquiry (other than routine regulatory examinations or inspections) relating to Adviser or the Fund conducted by any state or federal governmental regulatory authority; and

(g)               this Agreement constitutes a legal, valid and binding obligation enforceable against Adviser.

SECTION 7.2.          Representations of Subadviser.

Subadviser represents, warrants and agrees that:

(a)               Subadviser is a limited liability partnership duly established, validly existing and in good standing under the laws of England and Wales , and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a material adverse effect on its business;

(b)               Subadviser is duly registered as an “investment adviser” under the Advisers Act;

(c)               the execution, delivery and performance of this Agreement are within Subadviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Subadviser or under Subadviser’s limited liability partnership agreement, as may be amended from time to time;

(d)               no consent of any applicable governmental authority or body is necessary for Subadviser to enter into this Agreement, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

(e)               this Agreement constitutes a legal, valid and binding obligation enforceable against Subadviser.

SECTION 7.3.          Covenants of Subadviser.

(a)               Subadviser will promptly notify the Fund and Adviser in writing of the occurrence of any event which is likely to have a material impact on the performance of its obligations pursuant to this Agreement, including without limitation:

(i)            the occurrence of any event which could disqualify Subadviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(ii)            any material change in Subadviser’s overall business activities that may have a material adverse effect on Subadviser’s ability to perform its obligations under this Agreement;

(iii)            any event that would constitute a change in control (as interpreted under the 1940 Act) of Subadviser; and

(iv)            the existence of any pending or threatened audit, investigation, complaint, examination or other inquiry (other than routine regulatory examinations or inspections) relating to the Fund conducted by any state or federal governmental regulatory authority.

(b)               Subadviser agrees that it will promptly supply Adviser with copies of any material changes to any of the documents provided by Subadviser pursuant to Section 3.1.

(c)               Subadviser has provided, and will provide at least annually, the Trustees and Adviser with any existing certificates of insurance setting forth the amounts of its fidelity bond or other insurance coverage (if applicable), or as otherwise may be agreed to by Adviser and Subadviser.

SECTION 8.            MISCELLANEOUS PROVISIONS

SECTION 8.1.          Subadviser’s Relationship.

Adviser and Subadviser are not partners or joint venturers with each other and nothing in this Agreement shall be construed so as to make them partners or joint venturers or impose any liability as such on either of them. Subadviser shall perform its duties under this Agreement as an independent contractor and not as an agent of the Fund, the Trustees or Adviser.

SECTION 8.2.          Amendments.

This Agreement may be modified by mutual consent of Adviser, Subadviser and the Fund subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted by, or interpretive releases of, the Commission.

SECTION 8.3.          Entire Agreement.

This Agreement contains the entire understanding and agreement of the parties with respect to the subject hereof.

SECTION 8.4.          Captions.

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of the Agreement.

SECTION 8.5.          Notices.

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address set forth in this section of the Trust/Fund, Adviser or Subadviser, as the case may be, in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this Section 8.5.

Trust/Fund:	Federated Core Trust
Emerging Markets Core Fund
Federated Investors Funds
4000 Ericsson Drive
Warrendale, PA 15086-7561
Attention: John W. McGonigle, Secretary
Facsimile No.:	+1 412-288-7578
Adviser:	Federated Investment Management Company
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA 15222-3779
Attention:	John B. Fisher
Facsimile No.:	+1 412-288-7578
Subadviser:	Federated Investors (UK) LLP
Nuffield House
41-46 Piccadilly
London, W1J 0DS
Attention:	Chief Compliance Officer
Facsimile No.:	+44 (0) 20 7292 8655

SECTION 8.6.          Severability.

Should any portion of this Agreement, for any reason, be held to be void at law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

SECTION 8.7.          Governing Law.

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the 1940 Act.

SECTION 8.8.          Limitation of Liability.

A copy of the Declaration of Trust establishing the Trust, dated August 21, 1996, as amended from time-to-time, together with all amendments, is on file in the office of the Secretary of State in the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is not executed on behalf of any of the Trustees as individuals and the shareholders, the Trustees, the officers, the employees or any agent of the Trust or Fund shall not be liable for the Trust’s or Fund’s obligations hereunder. Adviser and Subadviser agree to look solely to the assets of the Fund for the payment of any claim against the Fund hereunder or for the performance thereof.

SECTION 8.9.          Further Assurances.

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. In the event that this Agreement is terminated in accordance with Section 6.2 above, Subadviser agrees to make reasonable efforts to assist Adviser, the Trust and the Fund in the transition to the succeeding adviser or subadviser. This Section 8.9 shall survive any termination of this Agreement.

SECTION 8.10.          Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

SECTION 8.11.          Portfolio Transactions

Subadviser agrees not to consult with any of the entities listed in this Section 8.11 concerning transactions for the Trust or Fund in securities or other assets:

a)      other subadvisers to the Trust or Fund, if any, as disclosed to Subadviser; and

b)      other subadvisers to a fund or portfolio under common control with the Trust, as disclosed to Subadviser.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

Federated Investment Management Company By: /s/ J.Christopher Donahue Name: J. Christopher Donahue Title: Chairman	Federated Core Trust, on behalf of its series the Federated Emerging Markets Core Fund By: /s/ John B Fisher Name: John B. Fisher Title: President
Federated Investors (UK) LLP By: /s/ Gregory P. Dulski Name: Gregory P. Dulski Title: Vice-President

APPENDIX A

For all services rendered by Subadviser hereunder, the Adviser shall pay to Subadviser and Subadviser agrees to accept as full compensation for all services rendered hereunder, an annual advisory fee in U.S. dollars equal to [ ] of the portion managed by the Subadviser of the average daily net assets of the Fund.

The portion of the fee based upon the average daily managed assets of the Fund shall be accrued daily at the rate of 1/365th of the net advisory fee applied to the daily average managed assets of the Fund.

The fee so accrued shall be paid to Subadviser monthly in accordance with Section 1.4 of the Agreement.

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, dated as of June 1, 2017, that Federated Core Trust, a business trust duly organized under the laws of the Commonwealth of Massachusetts (the “Trust”), does hereby nominate, constitute and appoint Federated Investors (UK) LLP, a limited liability partnership duly organized under the laws of England & Wales (the "Sub-Adviser"), to act hereunder as the true and lawful agent and attorney-in-fact of the Trust, acting on behalf of each of the series portfolios of the Trust for which the Sub-Adviser provides advisory services and acts as sub-investment adviser as of the date of this limited power attorney and for such series portfolios that may be established by the Trust in the future from time to (each such series portfolio being hereinafter referred to as a "Fund" and collectively as the "Funds"), for the specific purpose of executing and delivering all such agreements, instruments, contracts, assignments, bond powers, stock powers, transfer instructions, receipts, waivers, consents and other documents, and performing all such acts, as the Sub-Adviser may deem necessary or reasonably desirable, related to the acquisition, disposition and/or reinvestment of the funds and assets of a Fund of the Trust in accordance with Sub-Adviser's supervision of the investment, sale and reinvestment of the funds and assets of each Fund pursuant to the authority granted to the Sub-Adviser as sub-investment adviser of each Fund under that certain subadvisory agreement dated June 3, 2016 by and between the Sub-Adviser and the Trust (such subadvisory agreement, as may be amended, supplemented or otherwise modified from time to time is hereinafter referred to as the "Subadvisory Agreement").

The Sub-Adviser shall exercise or omit to exercise the powers and authorities granted herein in each case as the Sub-Adviser in its sole and absolute discretion deems desirable or appropriate under existing circumstances. The Trust hereby ratifies and confirms as good and effectual, at law or in equity, all that the Sub-Adviser, and its officers and employees, may do by virtue hereof. However, despite the above provisions, nothing herein shall be construed as imposing a duty on the Sub-Adviser to act or assume responsibility for any matters referred to above or other matters even though the Sub-Adviser may have power or authority hereunder to do so. Nothing in this Limited Power of Attorney shall be construed (i) to be an amendment or modifications of, or supplement to, the Subadvisory Agreement, (ii) to amend, modify, limit or denigrate any duties, obligations or liabilities of the Sub-Adviser under the terms of the Subadvisory Agreement or (iii) exonerate, relieve or release the Sub-Adviser any losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Sub-Adviser (x) under the terms of the Subadvisory Agreement or (y) at law, or in equity, for the performance of its duties as the sub-investment adviser of any of the Funds.

The Trust hereby agrees to indemnify and save harmless the Sub-Adviser and its Trustees, officers and employees (each of the foregoing an "Indemnified Party" and collectively the "Indemnified Parties") against and from any and all losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Indemnified Party, other than as a consequence of gross negligence or willful misconduct on the part of an Indemnified Party, arising out of or in connection with this Limited Power of Attorney or any other agreement, instrument or document executed in connection with the exercise of the authority granted to the Sub-Adviser herein to act on behalf of the Trust, including without limitation the reasonable costs, expenses and disbursements in connection with defending such Indemnified Party against any claim or liability related to the exercise or performance of any of the Sub-Adviser's powers or duties under this Limited Power of Attorney or any of the other agreements, instruments or documents executed in connection with the exercise of the authority granted to the Sub-Adviser herein to act on behalf of the Trust, or the taking of any action under or in connection with any of the foregoing. The obligations of the Trust under this paragraph shall survive the termination of this Limited Power of Attorney with respect to actions taken by the Sub-Adviser on behalf of the Trust during the term of this Limited Power of Attorney. No Fund shall have any joint or several obligation with any other Fund to reimburse or indemnify an Indemnified Party for any action, event, matter or occurrence performed or omitted by or on behalf of the Sub-Adviser in its capacity as agent or attorney-in-fact of Trust acting on behalf of any other Fund hereunder.

Any person, partnership, corporation or other legal entity dealing with the Sub-Adviser in its capacity as attorney-in-fact hereunder for the Trust is hereby expressly put on notice that the Sub-Adviser is acting solely in the capacity as an agent of the Trust and that any such person, partnership, corporation or other legal entity must look solely to the Trust in question for enforcement of any claim against the Trust, as the Sub-Adviser assumes no personal liability whatsoever for obligations of the Trust entered into by the Sub-Adviser in its capacity as attorney-in-fact for the Trust.

Each person, partnership, corporation or other legal entity which deals with a Fund of the Trust through the Sub-Adviser in its capacity as agent and attorney-in-fact of the Trust, is hereby expressly put on notice (i) that all persons or entities dealing with the Trust must look solely to the assets of the Fund of the Trust on whose behalf the Sub-Adviser is acting pursuant to its powers hereunder for enforcement of any claim against the Trust, as the Trustees, officers and/or agents of such Trust, the shareholders of the various classes of shares of the Trust and the other Funds of the Trust assume no personal liability whatsoever for obligations entered into on behalf of such Fund of the Trust, and (ii) that the rights, liabilities and obligations of any one Fund are separate and distinct from those of any other Fund of the Trust.

The execution of this Limited Power of Attorney by the Trust acting on behalf of the several Funds shall not be deemed to evidence the existence of any express or implied joint undertaking or appointment by and among any or all of the Funds. Liability for or recourse under or upon any undertaking of the Sub-Adviser pursuant to the power or authority granted to the Sub-Adviser under this Limited Power of Attorney under any rule of law, statute or constitution or by the enforcement of any assessment or penalty or by legal or equitable proceedings or otherwise shall be limited only to the assets of the Fund of the Trust on whose behalf the Sub-Adviser was acting pursuant to the authority granted hereunder.

The Trust hereby agrees that no person, partnership, corporation or other legal entity dealing with the Sub-Adviser shall be bound to inquire into the Sub-Adviser's power and authority hereunder and any such person, partnership, corporation or other legal entity shall be fully protected in relying on such power or authority unless such person, partnership, corporation or other legal entity has received prior written notice from the Trust that this Limited Power of Attorney has been revoked. This Limited Power of Attorney shall be revoked and terminated automatically upon the cancellation or termination of the Subadvisory Agreement between the Trust and the Sub-Adviser. Except as provided in the immediately preceding sentence, the powers and authorities herein granted may be revoked or terminated by the Trust at any time provided that no such revocation or termination shall be effective until the Sub-Adviser has received actual notice of such revocation or termination in writing from the Trust.

This Limited Power of Attorney constitutes the entire agreement between the Trust and the Sub-Adviser, may be changed only by a writing signed by both of them, and shall bind and benefit their respective successors and assigns; provided, however, the Sub-Adviser shall have no power or authority hereunder to appoint a successor or substitute attorney in fact for the Trust.

This Limited Power of Attorney shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws. Without limiting any other authority expressly granted hereunder, for purposes of Pennsylvania law, this Limited Power of Attorney shall be deemed to constitute a power used in a commercial transaction which authorizes an agency relationship which is exclusively granted to facilitate transfer of stock, bonds and other assets and which may be exercised independently of any other agent designated by the Trust and includes, but is not limited to, the power to engage in stock, bond and other securities transactions as specified by 20 Pa.C.S. § 5603(k). The authority granted to the Sub-Adviser by this Limited Power of Attorney may be delegated by the Sub-Adviser to one or more successor agents or subadvisors, or to other persons the Sub-Adviser in its sole discretion determines are appropriate or necessary. If any provision hereof, or any power or authority conferred upon the Sub-Adviser herein, would be invalid or unexercisable under applicable law, then such provision, power or authority shall be deemed modified to the extent necessary to render it valid or exercisable while most nearly preserving its original intent, and no provision hereof, or power or authority conferred upon the Sub-Adviser herein, shall be affected by the invalidity or the non-exercisability of another provision hereof, or of another power or authority conferred herein.

This Limited Power of Attorney may be executed in as many identical counterparts as may be convenient and by the different parties hereto on separate counterparts. This Limited Power of Attorney shall become binding on the Trust when the Trust shall have executed at least one counterpart and the Sub-Adviser shall have accepted its appointment by executing this Limited Power of Attorney. Immediately after the execution of a counterpart original of this Limited Power of Attorney and solely for the convenience of the parties hereto, the Trust and the Sub-Adviser will execute sufficient counterparts so that the Sub-Adviser shall have a counterpart executed by it and the Trust, and the Trust shall have a counterpart executed by the Trust and the Sub-Adviser. Each counterpart shall be deemed an original and all such taken together shall constitute but one and the same instrument, and it shall not be necessary in making proof of this Limited Power of Attorney to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the Trust has caused this Limited Power of Attorney to be executed by its duly authorized officer as of the date first written above.

Federated Core Trust

By:/s/ John B. Fisher

Name: John B. Fisher

Title: President

Accepted and agreed to this June 1, 2017

Federated Investors (UK) LLP

By:/s/ Gordon J. Cersino

Name: Gordon J. Ceresino

Title: President

Schedule 1

to Limited Power of Attorney

dated as of June 3, 2016

by Federated Core Trust

(the "Trust"), acting on

behalf of each of the series portfolios

listed below, and appointing

Federated Investors (UK) LLP

as an attorney-in fact of the

Trust

List of Series Portfolios

Emerging Markets Core Fund